Exhibit 99.2

TRANSCRIPT OF RESOLUTE FOREST PRODUCTS INC. SECOND QUARTER 2012 EARNINGS

CALL HELD ON AUGUST 1, 2012, AT 9:00 AM (EASTERN TIME)

CORPORATE PARTICIPANTS

Richard Garneau (President and Chief Executive Officer)

Jo-Ann Longworth (Senior Vice President and Chief Financial Officer)

Rémi Lalonde (Vice President, Investor Relations)

CONFERENCE CALL PARTICIPANTS

Tarek Hamid (J.P. Morgan)

Stephen Atkinson (BMO Capital Markets)

Sean Steuart (TD Securities)

Paul Quinn (RBC Capital Markets)

Michael Marczak (UBS)

PRESENTATION

Operator

Participants, please stand by; your conference is ready to begin. Good morning, ladies and gentlemen. Welcome to the Resolute Forest Products Second Quarter 2012 Earnings call. I would now like to turn the meeting over to Mr. Rémi Lalonde, Vice President for Investor Relations. Please go ahead, Mr. Lalonde.

Rémi Lalonde, Vice President, Investor Relations

Good morning. Thank you, Valerie. Welcome to Resolute’s second quarter earnings call. My name is Rémi Lalonde, Vice President for Investor Relations. I’m joined by Richard Garneau, President and Chief Executive Officer, and Jo-Ann Longworth, Senior Vice President and Chief Financial Officer. We’ll be using slides during today’s presentation. You can follow along by logging on to the webcast using the link in the Presentations and Webcasts page under the Investor Relations section of our website. Slides are also available for download on the website.

Before we begin, let me direct your attention to the note on forward-looking statements in this morning’s release and the slides accompanying this presentation. We’ll be discussing forward-looking matters on the call today. You should note that, due to uncertainties inherent in these statements, actual results may differ. Our statements are not guarantees of future performance. You can find additional financial and statistical information, including a reconciliation of non-GAAP financial measures we will use today, in the press release and the slides.

We’ll take questions from analysts and investors following our prepared remarks. We ask that media and others please direct their questions to our Communications Department following today’s call.

Richard?

Richard Garneau, President and Chief Executive Officer

Good morning, everyone. Thank you for joining us today. Today, we reported adjusted EBITDA of 120 million in the quarter, a 49 million improvement or 69 percent improvement over the first quarter. This is due in part to seasonal variation but also to our relentless focus on reducing costs and our continuous efforts to optimize our diversified asset base to improve overall profitability. As such, we more than compensated for the difficult market conditions in market pulp and coated papers, with strong results in newsprint, specialty papers and wood products. I will add that adjusted EBITDA was 10 million higher or 9 percent than the same quarter in 2011.

Adjusted EBITDA was up across all segments compared to the first quarter by 11 million in newsprint, 4 million in coated, 12 million in specialty, 16 million in pulp and 18 million in wood products. When compared to the second quarter of 2011, adjusted EBITDA was up in newsprint 7 million; specialty, 15 million; and in wood products, 25 million, but lower than market pulp and coated paper segments each down by 18 million. We also generated significant cash flow in the quarter, as Jo-Ann will describe in a few moments.

Seasonal demand improvement led to higher overall shipments. We remain committed to selling only profitable tonnes and to manage our production and inventory levels very prudently to avoid any unnecessary buildup. We therefore took about 74,000 metric tonnes of market downtime in the paper grades, including 70,000 metric tonnes in newsprint and 18,000 tonnes in pulp. This is 102,000 metric tonnes less market downtime in pulp and paper compared to the first quarter.

Before I review the segments, I am pleased to note that, as of yesterday, Resolute owns 100 percent of Fibrek and its St. Felicien, Quebec, softwood kraft mill and two U.S.-based recycled kraft mills. Though overall pulp market conditions are challenging, we are confident that this acquisition will generate attractive value for our shareholders over the long term.

Total North American newsprint demand declined a modest 1.6 percent in the first half of the year compared to a 7.3 percent drop in all of 2011. The modest decline this year was largely the product of a 28 percent increase in demand for end-uses other than newspapers, as retailers are shifting down the grade spectrum to cut costs. With a steep decrease in production following a number of announced closures, industry operating rates in North America on a production to capacity basis averaged 92.4 percent in the first half of the year. Pricing in North America has been stable, in the mid-600s for over two years and mill inventories remained at manageable levels.

World newsprint demand declined only by 2.1 percent in the first six months of 2012 as a steep 11.3 percent decline in Western Europe was partially offset by a 3 percent increase in Asia. First quarter Latin American and Indian demand growth has turned into a 3 percent and 7 percent contraction over the first half of this year, largely due to currency-driven net cost increases to publishers. As such, export to Asia and Latin America from North American producers has fallen 38 and 8 percent, respectively. It is interesting to note, on the other hand, that shipments to Asia from Western European producers are up 43 percent as a result of the weak euro and lower ONP pricing. In response to these challenging conditions, we announced the closure of our export focused Mersey mill in Nova Scotia.

Total North American demand for coated mechanical paper was down 4.1 percent in the first half of the year but even lower than June, down more than 9 percent. Industry capacity reduction of 6.9 percent through the end of June more than compensated for the drop in demand. Shipment to capacity ratio was 91 percent through the end of the second quarter but it is climbing as a result of the capacity closures which occurred more recently. And includes, as publicly reported, the indeterminate idling of paper machine number one at our lower cost Catawba facility. We are not satisfied with the trend of increasing costs at this mill. We believe that the path to higher overall profitability at Catawba will come from reduced manning, off-peak mechanical pulp production, fibre optimization and better overall mill efficiency.

Total North American demand for uncoated mechanical papers fell 17 percent in the first half of the year, including 25 percent drop in high gloss grade, 17 percent in light weight and about 9 percent in standard grades. As a result of producer capacity adjustments, industry production across these grades, however, was lower by a corresponding 17 percent over the same period, leading to an average operating rate of 91 percent. As I mentioned in my earlier comments, grade switching into newsprint is one of the main reasons for the decline in uncoated mechanical paper consumption. But, as a supplier of diversified products, we have adapted to our customers’ requests and we benefited in the newsprint segment. This diversity of products enables us to maintain overall margin and preserve all economies of scale.

Before moving away from the paper grades, I note that we expect a modest improvement in the coated, specialty and newsprint segment as a result of seasonal demand increases in the third quarter, but the impact of recent newsprint and specialty paper mill restart announcements is creating uncertainty.

Overall demand for chemical market pulp was up 1.6 percent year-to-date through June, including a 15 percent increase in China and a 5.2 percent increase in Latin America, offset in part by a 5.2 percent reduction in North America and a 6.1 percent in Western Europe. The half year statistics within the different component grades are as fragmented as the geographic demand breakdown. Overall, softwood pulp shipments, which represent about 45 percent of the total world demand, are up 1 percent and though overall hardwood pulp shipments are up 2.4 percent, growth has been in eucalyptus pulp, which increased 3.6 percent at the expense of northern and southern hardwood pulp, which together are down 2.9 percent. Northern and southern hardwood pulp together represents about 25 percent of hardwood pulp demand.

The integration of Fibrek into Resolute has increased our relative exposure to high quality northern softwood pulp. Our softwood capacity is 80 percent of our virgin fibre pulp capacity, which puts us in a better position for the expected long-term growth in softwood pulp demand. The St. Felicien mill’s high quality black spruce softwood is particularly attractive. In addition, we now also have about 320,000 tonnes of recycled kraft pulp production after our acquisition of Fibrek.

There was a slight uptick in the RISI pricing benchmark leading into the second quarter but it has not held because of weak market fundamentals, including reports of rising inventories. Accordingly, we do not expect any meaningful improvement to market conditions for the balance of the year. We expect to take an extended maintenance outage at the St. Felicien mill in the third quarter in order to carry out repairs on the electrostatic precipitator. The shutdown is now expected to last about five weeks. We want to ensure that Fibrek’s operations meet the same environmental standards as the five other pulp mills in our network.

The positive momentum in U.S. housing starts led to a 21 million adjusted EBITDA contribution from our wood products segment in the quarter. In June, housing starts were at an annualized rate of over 760,000 units, a 24 percent increase over the same period last year. According to Random Lengths, pricing in our benchmark lumber grade has touched levels not seen since 2006.

I want to close by saying that the results we reported today are not an accident. They are the direct result of our strategies to compete as a leading lower cost North American producer through aggressive cost reductions, asset optimization and mill rationalization. Every incremental change is important. We will continue to push and to maximize our efficient operations, strong economies of scale and access to competitive sources of energy and fibre to succeed in the future. For the first time in years, each of our paper segments generated EBITDA margin above 10 percent, as did wood products.

Our strategy remains the same: guided by our values of safety, profitability and sustainability, we seek to build value for our shareholders through, on the one hand, a gradual but profitable retreat from certain paper grades, and on the other, using our strong financial position to act on opportunities to acquire competitive assets that lead to product diversification and synergies or provide growth into markets where the longer term prospects are more favourable, such as pulp, wood products and other fibre-based products. In the quarter, Resolute became the largest manager of Forest Stewardship Council, what we call FSC, certified forest in the world, as a result of the certification of an additional 7.9 million acres of forest land in the Lac Saint-Jean region of Quebec. We have now passed the halfway point in delivering on our commitment to increase our overall FSC certification to 80 percent by 2015.

I will now turn the meeting over to Jo-Ann to review the results in greater detail.

Jo-Ann Longworth, Senior Vice President and Chief Financial Officer

Thank you, Richard. Good morning, everyone. Today, we reported net income of 30 million for the second quarter, or $0.30 per share, excluding 50 million of special items, on sales of 1.2 billion. Unadjusted, we reported a net loss of 20 million or $0.20 per share. Special items in the second quarter, net of tax, included a $45 million charge related to closure costs, impairment and other related charges, as well as $4 million non-cash charge for inventory write-downs, both associated with the closure of our Mersey newsprint mill; a $13 million non-cash gain related to reorganization tax adjustments; a $10 million non-cash charge on translation of Canadian dollar net monetary assets; and finally, $3 million of transaction costs related to the acquisition of Fibrek.

Total sales of 1.2 billion were up 11 percent in the second quarter, reflecting a seasonal increase in overall shipments, better pricing conditions in the wood products and pulp segments and the integration of Fibrek’s results for two months. Improving U.S. housing starts pulled average transaction prices up by 13 percent in wood products, and there was a 14 percent increase in pulp prices. Average transaction prices in paper grades trended slightly lower. Compared to the second quarter of 2011, average transaction prices improved in specialty paper and wood products but were down slightly in newsprint, 5 percent in coated and 14 percent in pulp. Cost of sales were 6 percent higher than in the first quarter, primarily as a result of the acquisition of Fibrek, which accounted for 61 million of the increase, and also on higher volumes. However, lower input costs, including lower ONP pricing and power costs, mill level restructuring initiatives at several newsprint and specialty mills, as well as the timing of annual outages helped reduce our cost base. Distribution costs increased 10 percent on higher shipments.

The factors I just mentioned helped push our operating cost per unit down in each grade compared to the first quarter, including a 4 percent decrease in each of newsprint and specialty, and 2 percent in wood products. Operating costs per unit were also significantly lower than the second quarter of 2011 across all grades, with the exception of coated, which was up partly as a result of carry over maintenance in the first quarter and on higher input costs. Operating costs in the coated segment have trended higher, largely because of higher pricing for power and coating chemicals and increased usage of those chemicals.

Second quarter selling, general and administrative expenses were 41 million. They included a $2 million group benefit premium refund compared to a $9 million refund in the first quarter. The second quarter SG&A also included 3 million of transaction cost associated with the acquisition of Fibrek compared to 4 million in the first quarter. We also included Fibrek’s SG&A and incurred expenses on the closure of our Greenville office and Fibrek’s head office in Montreal. The $2 million increase in interest expense to 18 million reflected the consolidation of Fibrek’s debt, which I will address in a minute.

The decision to close the Mersey newsprint mill led to inventory write-downs and closure cost, impairments and other related charges of 95 million in the quarter. These included severance and other termination benefits of 18 million and asset impairment charges of 77 million to reduce the carrying value of the mill assets. These charges were reduced by 46 million related to our partner’s non-controlling interest. Included in the $1 million income tax provision was a valuation allowance increase on the closure costs for Mersey, partially offset by the $13 million non-cash credit related to reorganization tax adjustments that I mentioned in special items. We expect our effective accounting tax rate to be approximately 30 percent on a normalized basis, excluding currency translation impact and other adjustments. We do not expect to pay meaningful cash taxes in the near term.

Turning to the balance sheet, cash and cash equivalents increased by $100 million in the quarter, closing at 510 million. The increase in cash was driven by strong cash flow from operating activities notwithstanding the $41 million, net, spent for the acquisition of Fibrek and the $12 million used to repurchase shares. We also decreased restricted cash by 72 million on the release of a tax indemnity given in connection with the sale of our MPCo hydroelectric assets in 2009.

On the working capital side, other accounts receivable dropped by 26 million from the first quarter, 25 million of which was the collection of 2010 road construction credits. Excluding Fibrek and Mersey, inventories were down 27 million, on seasonal fluctuation of raw materials, mainly logs.

Following our announcement of Mersey’s closure, we began the process of selling all of our assets in Nova Scotia, including the private timberland, the paper mill, the sawmill and the Brooklyn Power facility. As a result, assets held for sale increased by 75 million in the quarter. It is worth nothing that there have been numerous indications of interest from international parties, particularly for the over half million acres of private timberland. As you’re reviewing the balance sheet, please keep in mind that the acquisition of Fibrek and the transfer of Mersey assets, assets held for sale resulted in a number of changes and adjustments to several individual balances.

We generated 116 million of cash from operating activity, which is 59 million higher than in the previous quarter and $159 million higher than a year ago. The improved cash from operating activities included a further $33 million improvement in working capital compared to 16 million in the first quarter, reflecting the changes I mentioned earlier. Capital expenditures were lower than the first quarter, reflecting the benefit of a $20 million grant for the installation of equipment to produce renewable green electricity at our Thunder Bay mill. We continue to expect maintenance of business capital spending to be 55 to 65 percent of depreciation and amortization on an annualized basis.

As of June 30th, we had acquired 75 percent of Fibrek for consideration of 2.8 million shares at $53 million. As Richard mentioned, yesterday, we completed the second step transaction for the remaining 25 percent for additional consideration of 940,000 shares and $18 million subject to dissenters’ rights. We started to consolidate Fibrek’s results within our market pulp segment on May 2nd. During the quarter, we advanced funds to Fibrek in order for it to repay its $15 million credit facility, and on July 18th, we advanced additional funds to repay almost all of its remaining 103 million of outstanding debt. In both cases, we funded the repayment from cash on hand.

We spent 12 million to repurchase 1.1 million shares of our common stock during the quarter as part of the $100 million program our board authorized on May 22nd. Total shares outstanding at the end of the quarter were 98.8 million. As I mentioned a moment ago, we have since distributed an additional 940,000 shares completing the Fibrek transaction.

Consistent with the first quarter, we made 24 million of pension contribution in the second quarter, this compared to a corresponding expense of 7 million. The difference of 17 million is reflected as net pension contribution in the cash flow statement. Contributions would have been $12.5 million higher in the quarter, 25 million year-to-date, had we not prepaid in 2011 contributions otherwise payable in 2012 for the first half. This relates to the Canadian plans covered by the Quebec and Ontario funding relief regulation. With this prepayment behind us, we expect contributions to those plans to be $25 million higher for the balance of the year, which is consistent with the basic contribution of $50 million per year under the funding relief regulation.

I will close by expanding on our pension liability, specifically the Canadian plans subject to the funding relief regulation. On a balance sheet basis, these plans represent around 80 percent of our total unfunded pension liabilities. I note that the pension plans performed well, generating a 5.4 percent investment return in 2011 as we adjusted the blend of equity and fixed income components. The failure to meet certain annual solvency levels in the funding relief regulation triggers a requirement to implement corrective measures. These measures are to be developed in collaboration with other plan stakeholders and are meant to regain a target solvency ratio within five years. In light of the significant decline in yields on government securities in Canada, we indicated last year that we expected that the plans would not meet the minimum levels specified. Having completed and submitted actuarial reports, we confirm that the solvency ratio in the plans, again though subject to funding relief regulation, did not meet the prescribed solvency level. The portion of the solvency deficit that is subject to corrective measures is approximately CDN $500 million.

As Richard will describe in a moment, we will work in collaboration with our employees, retirees and union partners to address the issue. Solvency deficits can be reduced in a number of ways and we will review all of them over the coming months, but it is critical that those measures be consistent with the principles of our original agreement with the provinces. I want to stress that this issue is a product of one thing – a significant reduction in discount rates. Government monetary policy and the flight to safety we experienced in 2011 have pushed interest rates of Canadian treasury securities to historic lows. The source of the problem for us, like many other companies with defined benefit plans in Canada, is the very conservative manner in which the solvency ratio is calculated. Though discount rates decreased 0.6 percent, on an accounting basis in 2011 under Canadian solvency rules, the mandatory discount rate dropped by 1.2 percent, or doubled. This is a harsh result: to put it in perspective, a 1 percent decrease of a discount rate will increase the solvency deficit by approximately 450 million for the Canadian plans covered by the funding relief regulation.

I note with interest that, while it will have a limited impact on Resolute, U.S. lawmakers were sufficiently concerned about the discount rate issue that they recently adopted legislation that would significantly reduce companies’ pension funding requirements over the short term in light of the low interest rate environment. But like many other companies with Canadian defined benefit pension plans, we will have to work through this situation as long as low interest rates prevail, a situation that negatively affects the Canadian forest product industry’s ability to compete.

Richard?

Richard Garneau, President and Chief Executive Officer

It is very important to keep the pension deficit situation in context. In the negotiations leading to the Company’s emergence from creditor protection in 2010, we chose to protect 100 percent of pension benefits for all retirees, leaving them essentially unaffected by the creditor protection proceedings, in exchange for manageable funding obligations over the next 10 years. Otherwise, the plans would have been treated as any other bankruptcy claim, would likely have been wound-up and the retirees would have lost up to 25 percent of their benefits in 2010. Our employee, retiree and union partners should keep this in mind, particularly when we see developments like employees and retirees elsewhere in the industry losing a significant portion of their benefits frequently without a say. From our perspective, the dramatic decline in interest rates that we are facing today was not reasonably foreseeable when we agreed to the pension funding relief plans in the fall of 2010, and, had it been, we likely would have made different choices in light of today’s prevailing interest rates.

Jo-Ann talked about a 1.2 percent drop in the discount rate between 2010 and 2011. The 2011 rate was 1.6 percent below the 10-year average before 2010. As Jo-Ann mentioned, a 1 percent increase in the discount rate would reduce the solvency deficit in the Canadian plans by about 450 million. Remember that our agreement with the provinces is based on the principle that the pre- emergence deficit would be restored over 10 years.

Applying the rule rigidly in this never before seen interest rate environment is inconsistent with the spirit of our negotiations with the provincial governments and our employees, retirees and unions and what we feel is the ultimate risk going forward. In our view, by measuring at a single frozen date in time, the rules create unrealistic and unnecessary burdens that ignore historical trends. They freeze deficit a deficit in time and ignore the fact that the true solvency conditions will rise and fall over the life of the funding obligation. Interest rates are currently at historical lows and they are likely to recover up to higher levels in the next few years.

Going forward, we will be working actively with all our employees, retirees, union partners and the provincial governments of Quebec and Ontario to find a reasonable solution that will ensure we meet our undertakings to retirees, while giving us the pension funding stability we need to manage our business. As such, we will use all means and efforts available to keep cash funding obligations consistent with the principle of our agreement, and I mean a reasonable basic contribution of 50 million per year plus up to 15 million based on free cash flow.

And with that, Operator, we would like to open the call for questions.

QUESTION AND ANSWER SESSION

Operator

Thank you, Mr. Garneau. Please press star, one at this time if you have a question. There will be a brief pause while the participants register for questions. Thank you for your patience.

Our first question is from Tarek Hamid of J.P. Morgan. Please go ahead.

Tarek Hamid, J.P. Morgan

Good morning. Can you talk a little bit more about the price increases in progress in coated paper and specialty papers and sort of any colour on progress on those, and should we expect to see some realization in the third quarter?

Richard Garneau, President and Chief Executive Officer

Well, there are certainly indication that, yeah, there is some trends into the markets and we’re confident that certainly part of the price increase announcement is going to be implemented. Certainly, with the seasonal demand that is generally stronger in the third quarter, there is certainly reason to be optimistic on this side.

Tarek Hamid, J.P. Morgan

Thanks. And then I guess just on the same segments, you know, the cost performance was very impressive during the quarter, especially relative to the first quarter. You know, of the $40 a tonne in coated, you know, how much of that was just, you know, maintenance rolling off from the first quarter and how much of that was just lower or raw materials?

Jo-Ann Longworth, Senior Vice President and Chief Financial Officer

Sorry, it’s Jo-Ann. Most of it was as a result of the impact of the maintenance cost in Q1 versus Q2.

Tarek Hamid, J.P. Morgan

And then one last one for me. Just on the pension, you know, assuming that legislation stayed the same and remains, you know, sort of unfairly punitive, what do you estimate the 2013 pension contribution would look like under that scenario?

Jo-Ann Longworth, Senior Vice President and Chief Financial Officer

Again, we are going to be working with our partners in Quebec and Ontario to keep our pension contribution a little bit higher for 2013 because I will reiterate we prepaid part of the 2012 contribution last year; that’s worth 25 million, so you’ll see a 25 million increase in 2013 due to that. There is also potentially another 15 million based on solvency rates that will kick in under those plans in Canada with funding relief, and then there’ll be probably a similar or slightly lower funding on the U.S. plans based on the new legislation. So, right there, we’re talking about 25 million because of the funding and 15 million due to other solvency issues in those plans; however, I’ll reiterate we have to negotiate with our partners to keep them at those levels based on the solvency ratio for 2011.

Richard Garneau, President and Chief Executive Officer

And what I would like to add, as I said, I think that the [inaudible] and the negotiation that we had with the provinces of Quebec and Ontario was a 50 million a year contribution plus another 15. So in our mind, really we’re going to work on it on the assumption that the contribution that we’re going to make, and we believe that the interest rate eventually is going to go up, and as we mentioned during the call, that 1 percent is 450 million to the deficit. The interest rate is at a level that is, we believe, is going to correct itself and we see no need to make a special contribution at this point. But obviously, with the agreement that we have, we have to talk to our partners and address the issue. And I think that the other factor here, as you have seen, there is companies that we compete with that have seen the reduction, a significant reduction of benefits, and we believe that this also has to be taken into account. So if the agreement is over a 10-year period, now we have to compete with a reduced obligation by companies in our segments that wouldn’t have the—what I would quantify as a kind of undue advantage on the cash side.

Tarek Hamid, J.P. Morgan

Good. I appreciate the comments on a complex issue. Thank you.

Operator

Thank you. Our next question is from Stephen Atkinson of BMO Capital Markets. Please go ahead.

Stephen Atkinson, BMO Capital Markets

Thank you. Good morning. Great result. This may be a bit unfair question, but as you know, International Paper, for instance, took their contribution for next year’s pension from 500 million down to 100 million and the reason is the passing of the Highway bill in the U.S., which takes, shall we say, more realistic view of, shall we say, calculating the solvency ratio. Do you know what your deficit would be using the new U.S. standard?

Jo-Ann Longworth, Senior Vice President and Chief Financial Officer

Yes, we do. If we were to use the new U.S. standard, discount rates, the deficit for these same Canadian plans would be around zero.

Stephen Atkinson, BMO Capital Markets

Okay. Okay, I can calculate that one. The second thing, I know that you’ve been, you know, doing a lot of work at Catawba shutting down the machine, paper machine number one. Are you able to give me an idea of benefits or what was the impact last quarter?

Richard Garneau, President and Chief Executive Officer

Well, the machine was closed at the end of June so we had no impact on the closure of the machine. And I would like to comment on Catawba. I think that certainly the decision to close a machine, to stop the production as we haven’t decided what we’re going to do with that, is an indication of our—we are not satisfied. Even though the mill is the lowest cost mill, we are not satisfied with the cost structure that we presently have. We are going, as I said, to work on manning reductions. We are going to take the advantage of producing more mechanical pulp using off-peak power, but the power rate is about 11 percent higher than last year and—because we now have the capacity, the reservoir and storage capacity to produce the pulp, off-peak is going to be an advantage. The machine efficiency is also lower than our expectation. It’s probably lower by 3 to 5 points, so—and I think that focusing on the two machines, we’re confident that we’re going to be able to recapture a significant portion of the lost production on this machine.

And overall, I think that by running with one machine less, we’re going to be able to use more energy or more steam that is generated by the pulp mill and use less fossil fuel or coal or bunker C to generate steam. So overall, we expect that our costs are going to come down and that this mill is going to be more cost competitive going forward.

Stephen Atkinson, BMO Capital Markets

Okay. Oh, that’s great. In terms of the share buyback where you acquired, I guess, $11 million out of your $100 million program, is there any restriction in terms of timing or how many—how much—how many shares you can buy back?

Jo-Ann Longworth, Senior Vice President and Chief Financial Officer

Yeah. Hi, Stephen, it’s Jo-Ann. We are restricted during blackout periods, or have been during this last blackout period. We’re looking at ways so that we can continue to buy during the blackout periods. Our plan cap is $100 million so whatever number of shares that will buy, that’s our cap.

Stephen Atkinson, BMO Capital Markets

Okay. And similar idea, on the debt retirement, yes, I read where you’ve basically retired the Fibrek debt. What about your debt? Are you—how much can you do this year and next year without significant penalty?

Jo-Ann Longworth, Senior Vice President and Chief Financial Officer

We can do, in October, starting October 4th another 85 million for the next 12 months after October.

Stephen Atkinson, BMO Capital Markets

Okay. And finally, on the lumber side, which was really good results, are you able to expand your lumber business? Do you have any opportunities to take advantage of, shall we say, better markets?

Richard Garneau, President and Chief Executive Officer

Well, I think that certainly we have the, this year the capacity to sell more, but I think that we also have to manage the residual chip side of—I mentioned that the pulp mill in St. Felicien where we have a significant percentage of our capacity, the St. Felicien pulp mill is going to have to take another five weeks of downtime to repair the electrostatic precipitators, so we will have to monitor the situation. Now, to avoid to build a chip inventory that is going to affect production or [inaudible] our products going forward, so it’s unclear at this point how much that we’ll be able to take advantage of it considering the situation that we have on the St. Felicien pulp mill.

Stephen Atkinson, BMO Capital Markets

How about the fiber deficit in Ontario, not that you have a big one, but can you do anything there, like thinking of Thunder Bay?

Richard Garneau, President and Chief Executive Officer

Well, we are running at full capacity in Thunder Bay so there is no—in Ontario at the sawmill, there is not much potential to increase production more. We are running already full.

Stephen Atkinson, BMO Capital Markets

Okay. Thanks a lot.

Richard Garneau, President and Chief Executive Officer

You’re welcome.

Operator

Thank you. Once again, please press star, one at this time if you have a question. Our next question is from Sean Steuart of TD Securities. Please go ahead.

Sean Steuart, TD Securities

Thanks. Good morning, everyone. A few questions. Richard, I’m wondering if you can speak to North American uncoated groundwood markets, and I guess my question is, assuming Port Hawkesbury restarts, I guess either later this quarter or early in Q4, I know you don’t have machines that compete in that SC grade specifically, but can you speak to expectations of substitution across the grade spectrum and how that might impact markets for some of the other uncoated groundwood grades you produce?

Richard Garneau, President and Chief Executive Officer

Well, I think that—let’s start first. We have—our machines at Kenogami produces the same grade; that’s SCA and we are also producing, well, SCB plus and I would say SCA minus at Laurentide, so obviously, the restart of Port Hawkesbury would certainly have an impact on the market. When you look at the decline in demand, 24 percent compared to last year, and 26 percent, obviously, there is this grade shifting that we have seen in the first two quarters. But I think that when you look at the third quarter, it’s seasonally stronger, as you know, and fourth quarter also, so we expect to see some improvement on this side. But, quite frankly, restart of the 350 or 400,000 tonnes machine, well it’s impossible not to have an impact on the market. So we’re going to monitor the situation and it is the reason, frankly, that we are working on our costs to be really competitive on that side, so—and we will continue to address it; and, unfortunately, we don’t know when it’s going to restart but we are certainly going to continue to compete head on and continue to work on our costs and make sure that we’re going to certainly, I believe, be able to serve our customers with the same dedication than, let’s say, before the restart.

Sean Steuart, TD Securities

Okay, thanks for that context. Next question, you mentioned that you don’t expect to see any improvement in pulp markets, I guess before year end. Can you give us a little bit of detail on what you’re seeing in recycled fibre pulp markets for the two U.S. Fibrek mills and, you know, have we seen similar weakness there to what we’ve seen in softwood markets, and can you speak to I guess your intentions long term for those two assets?

Richard Garneau, President and Chief Executive Officer

Well, these two mills, I think that we were impressed by the asset quality. Obviously, the SOP, the paper that we use to feed the mills—or certainly supply, is under pressure because of the decline in demand, but we have decided to, basically to apply the same strategy to sell only profitable tonnes, and decided to slow down the production at these two mills to ensure that we supply the SOP that is—well, closer to the mills, and that we don’t put undue pressure on SOP pricing. So I think that our intention going forward is to try to operate these two mills as efficiently as possible to, really to set the production level to a—set production level to be able to optimize the cost on SOP. And when you look at what could be done, I think that with this pulp, it’s—the demand for tissue uses is very good, and I think that it’s going to continue to grow over time, so as I said, our plan is to run them as efficiently as possible and apply the same approach on cost control that we have elsewhere in our network.

Sean Steuart, TD Securities

Okay, that’s all I have. I’ll get back in the queue. Thank you.

Operator

Thank you. Our next question is from Paul Quinn of RBC Capital Markets. Please go ahead.

Paul Quinn, RBC Capital Markets

Yeah, thanks, good morning. Terrific results on the cost side especially, congratulations. Just a question on maintenance, if you could quantify the outage at SFK for Q3, and I think there’s another pulp mill that you’ve got maintenance on for that, if you could give us an idea of what that’s going to cost as well?

Richard Garneau, President and Chief Executive Officer

Yeah, well I think that the big one is the St. Felicien mill. I think that what we have discovered is the precipitators didn’t have any maintenance for a number of years and we have—what we have to do is to change the electrodes in the six fields, so it’s pretty significant work that it takes time and we have now sourced the electrodes and they are going to be replaced by—what is going to be at the end of August or September. So, I think that it is the work that’s going to be the most significant.

The other mills that we have maintenance is at Thunder Bay, so—and I—and Fort Frances, excuse me, at Fort Frances, and I don’t have handy the cost that is going to—but it’s probably going to be less than a million. It’s not going to be that significant.

Paul Quinn, RBC Capital Markets

Okay, thanks. That’s all I had.

Richard Garneau, President and Chief Executive Officer

Thank you.

Operator

Thank you. Our next question is from Michael Marczak of UBS. Please go ahead.

Michael Marczak, UBS

Hi, thanks for taking my question. I guess, just a question on the newsprint side. How does the closure of the Mersey mill affect your cost per tonne in your newsprint segment?

Richard Garneau, President and Chief Executive Officer

Well, the—it’s—I don’t think that it’s—it’s certainly going to bring the cost down overall because we know that in Nova Scotia, the power cost is quite high and also fiber cost, so it’s going certainly to bring our costs down. I cannot say how much because—on a percent basis but it’s not going to be that significant. Overall, this mill has a capacity of about 250,000 tonnes, on more than three million tonnes of capacity, so on a weighted average, there’s going to be a few dollars.

Michael Marczak, UBS

Got it. And then maybe on your outlook on coated paper, I think last year you seemed a little more pessimistic on the seasonal recovery, and sure enough, second half was, on a volume, I guess, basis, unchanged from first. I guess, can you compare and contrast what you are seeing from your kind of customers’ order pattern this year versus last year? And then when you talk about seasonal improvement, is it going to be a matter of better mix, an improvement in volumes or potentially both? Thank you.

Richard Garneau, President and Chief Executive Officer

Well, the—you know, the third and fourth quarter, especially in the third, you—normally what you see the retailers spending more money on flyers and the advertising materials, so I think that we are cautiously optimistic. I think that, on uncoated mechanical, we’re more optimistic on coated mechanical. I think that we have an order file that is relatively strong and the question is, are we going to see the continued grade shifting to newsprint? So I think that obviously there is the impact of consumers spending less or the impact of the U.S. economy, well, seeming to be heading into a very, very, very small growth is having an impact. So, you know, quite frankly, difficult, very difficult to forecast what’s going to happen and we are certainly going to monitor the situation. I think that what we have been doing is really look at what we can control and hopefully continue to show good results.

Michael Marczak, UBS

Thank you. And then generally on inflation, do you think, given the run-up in cost end of last year and beginning of this year across your various—particularly coated paper I guess, but across your various segments, do you think inflation will be a tailwind going to the second half for you guys?

Richard Garneau, President and Chief Executive Officer

Well, the—on the chemical side, again, it’s difficult. I think you have to look at the chemical like latex and titanium and you have to look at the basis weight, so when we look at coated, part of the cost increase that we’ve had is really on the chemical side and have changed, and the change in basis weight where you have more chemicals by weight, when your base sheet is—you put less pulp and more of the costly chemicals. I think that certainly when you look at energy, we should get—should be better in the third quarter gas is competitive, and I think that when you look at oil, it’s coming down, it’s more competitive. Again, it’s because of the economy so there is probably some relief that we’re going to see on this point. But it’s very, very difficult to predict or to forecast a trend on the cost side.

Michael Marzak, UBS

Got it. Thank you very much. Good luck in the quarter.

Operator

Thank you. There are no further questions registered at this time. I would like to turn the meeting back over to Mr. Lalonde.

Rémi Lalonde, Vice President, Investor Relations

Great. Well thank you, everyone, for joining us today.

Operator

Thank you. The conference has now ended. Please disconnect your lines at this time and we thank you for your participation.